Exhibit 99.1



                     CUC International Inc. and Subsidiaries

          Exhibit 99.1--Supplemental Consolidated Financial Statements

                            January 31, 1996 and 1995

                         Report of Independent Auditors


Board of Directors and Shareholders
CUC International Inc.

We have audited the accompanying supplemental consolidated balance sheets of CUC International Inc. ("CUC") as of January 31, 1996 and 1995, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 1996. The supplemental consolidated financial statements give retroactive effect to the mergers of CUC and Davidson & Associates, Inc. ("Davidson") on July 24, 1996, CUC and Sierra On-Line, Inc. ("Sierra") on July 24, 1996 and CUC and Ideon Group, Inc. ("Ideon") on August 7, 1996, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of CUC. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Advance Ross Corporation ("Advance Ross"), a wholly-owned subsidiary, as of December 31, 1994 and for the years ended December 31, 1994 and 1993, Davidson as of December 31, 1995 and 1994 and for each of the three years in the period ended in December 31, 1995, Sierra as of March 31, 1996 and 1995 and for each of the three years in the period ended March 31, 1996 and Ideon as of December 31, 1995 and October 31, 1994, and for the year ended December 31, 1995 and for the years ended October 31, 1994 and 1993. Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31 (the "Ideon Transition
Period"). We also did not audit the statement of operations for the Ideon Transition Period which includes a loss of $49.9 million included as a charge to retained earnings in 1996 supplemental consolidated financial statements. These financial statements reflect total assets constituting 31.5% for 1996 and 41.9% for 1995 of the related supplemental consolidated financial statements totals and reflect total revenues constituting 27.6%, 28.2% and 26.9% of the related supplemental consolidated financial statements totals for the years ended January 31, 1996, 1995 and 1994, respectively, and were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to Advance Ross, Davidson, Sierra and Ideon for the periods indicated above, is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors referred to above, the supplemental financial statements referred to above present fairly, in all material resects, the consolidated financial position of CUC at January 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1996 after giving retroactive effect to the mergers of Davidson, Sierra, and Ideon, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                              ERNST & YOUNG LLP

Stamford, Connecticut
September 12, 1996

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Advance Ross Corporation
Chicago, Illinois

We have audited the consolidated balance sheet of Advance Ross Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advance Ross Corporation and subsidiaries at December 31, 1994, and the results of their operations and their cash flows for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Chicago, Illinois
March 13, 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of SafeCard Services, Inc.


In our opinion, the consolidated balance sheet (not included herein) presents fairly, in all material respects, the financial position of SafeCard Services, Inc. and its subsidiaries at October 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 14 to the consolidated financial statements, the Company's former Executive Management Consultant has asserted certain claims against the Company. The ultimate outcome of these claims cannot presently be determined.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in November 1993.



PRICE WATERHOUSE LLP
Tampa, Florida
December 5, 1994

                     CUC International Inc. and Subsidiaries

                    Supplemental Consolidated Balance Sheets

                          (Dollar amounts in thousands)

                                                                                                        January 31
                                                                                                  1996             1995
                                                                                             ----------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                                    $   333,036      $   281,019
   Marketable securities                                                                             97,164          101,108
   Receivables, less allowances of $39,051 and $23,964                                              463,492          306,908
   Prepaid membership materials                                                                      39,061           33,268
   Prepaid expenses, deferred income taxes, and other                                               158,523           94,716
                                                                                             ----------------------------------
Total current assets                                                                              1,091,276          817,019

Marketable securities                                                                                13,328          127,363
Membership solicitations in process                                                                  60,713           45,636
Deferred membership acquisition costs                                                               404,655          411,113
Contract renewal rights, net                                                                         38,845           45,207
Excess of cost over net assets acquired, net                                                        293,961          204,484
Properties, net                                                                                     113,353           75,364
Deferred income taxes and other                                                                      52,065           45,936
                                                                                             ----------------------------------
Total assets                                                                                     $2,068,196       $1,772,122
                                                                                             ==================================

Liabilities and shareholders' equity
   Current liabilities:
   Accounts payable, accrued expenses and other current liabilities                             $   296,048      $   244,809
   Federal and state income taxes                                                                    35,957           48,214
                                                                                             ----------------------------------
Total current liabilities                                                                           332,005          293,023

Deferred membership income                                                                          682,823          584,155
Convertible debt (net of unamortized original issue discount of $586 and $1,066)                     23,389           34,634
Zero coupon convertible notes (net of unamortized original issue discount of $588 and
   $2,507)                                                                                           14,410           15,046
Other                                                                                                13,046           19,181

Commitments and contingencies (Note I)

Shareholders' equity:
   Common stock--par value $.01 per share; authorized 400 million shares; issued 257,207,225
     shares and 249,348,821 shares                                                                    2,572            2,493
   Additional paid-in capital                                                                       429,934          318,764
   Retained earnings                                                                                602,678          520,934
   Treasury stock, at cost, 3,410,631 shares and 2,757,894 shares                                   (30,998)         (10,505)
   Unearned ESOP                                                                                          -           (1,758)
   Unrealized gain (loss) on marketable securities                                                      593             (748)
   Foreign currency translation adjustment                                                           (2,256)          (3,097)
                                                                                             ----------------------------------
Total shareholders' equity                                                                        1,002,523          826,083
                                                                                             ----------------------------------
Total liabilities and shareholders' equity                                                       $2,068,196       $1,772,122
                                                                                             ==================================


See accompanying notes.

                     CUC International Inc. and Subsidiaries

                 Supplemental Consolidated Statements of Income

         (Dollar amounts in thousands, except per common share amounts)

                                                                                         Year ended January 31,
                                                                                 1996            1995             1994
                                                                            ------------------------------------------------
Revenues
   Membership, service fees and other                                         $1,629,829      $1,363,561       $1,143,191
   Software                                                                      305,403         191,050          135,473
                                                                            ------------------------------------------------
Total revenue                                                                  1,935,232       1,554,611        1,278,664

Expenses
   Operating                                                                     593,508         474,126          368,825
   Marketing                                                                     737,440         618,330          514,634
   General and administrative                                                    281,628         223,010          195,041
   Costs related to products abandoned and restructuring                          97,029           7,900                -
   Gain on sale of ImagiNation Network                                                 -         (19,739)               -
   Equity in loss from ImagiNation Network                                             -           1,990            5,066
   Interest income, net                                                           (9,685)         (7,937)          (3,221)
                                                                            ------------------------------------------------
Total expenses                                                                 1,699,920       1,297,680        1,080,345
                                                                            ------------------------------------------------

Income before income taxes                                                       235,312         256,931          198,319
Provision for income taxes                                                        90,337          94,874           73,614
                                                                            ------------------------------------------------

Income before cumulative effect of accounting change for income taxes            144,975         162,057          124,705

Cumulative effect of change in accounting for income taxes                             -           2,000                -
                                                                            ------------------------------------------------
Net income                                                                    $  144,975      $  164,057       $  124,705
                                                                            ================================================

Income before cumulative effect of accounting change                          $      .55      $      .64       $      .51
Cumulative effect of accounting change                                                               .01
                                                                            ------------------------------------------------
Net income per common share                                                   $      .55      $      .65       $      .51
                                                                            ================================================


See accompanying notes.

                     CUC International Inc. and Subsidiaries

          Supplemental Consolidated Statements of Shareholders' Equity

         (Dollar amounts in thousands, except per common share amounts)


                                               Common Stock
                                         ------------------------    Additional
                                             Shares       Par         Paid-in    Retained    Treasury     Unearned
                                             Issued       Value       Capital    Earnings      Stock        ESOP
                                         ---------------------------------------------------------------------------
Balance at January 31, 1993               154,939,880     $1,549     $152,893    $260,316    $ (9,745)   $(11,667)
Three-for-two stock split                  77,469,448        775                     (775)
                                         ---------------------------------------------------------------------------
As restated                               232,409,328      2,324      152,893     259,541      (9,745)    (11,667)

Exercise of stock options ($.36 to
   $32.96)                                  2,911,124         29       14,976
Issuance of stock under stock purchase
   plan ($12.67 to $17.92)                     71,031          1        1,363
Cancellation of stock under restricted
   stock plan                                (113,063)        (1)        (240)
Stock issued in conversion of notes         3,897,290         39       18,316
Tax benefit arising from exercise of
   stock options and vesting of
   restricted stock                                                    23,342
Amortization of restricted stock                                          871
Amortization of ESOP obligation                                                                             4,507
Equity distributions                                                                1,943
Cash dividends                                                                     (7,586)
ImagiNation Network liquidation
   preference                                                           3,977
Proceeds from issuance of common stock      3,723,000         37       25,545
Purchase of treasury stock                 (1,368,513)       (14)     (41,685)
Foreign currency translation adjustment
Net income                                                                        124,705
                                         ---------------------------------------------------------------------------
Balance at January 31, 1994               241,530,197      2,415      199,358     378,603      (9,745)     (7,160)

Exercise of stock options ($.36 to
   $32.96)                                  4,222,946         42       47,352     (10,140)
Exercise of stock options ($1.52 to
   $8.11) by payment of cash and common
   stock  (37,500 shares)                     187,500          2        1,165                    (760)
Issuance of stock under stock purchase
   plan ($17.40 to $21.07)                     48,984                   1,011
Stock issued in conversion of notes         2,989,104         30       22,665
Tax benefit arising from exercise of
   stock options and vesting of
   restricted stock                                                    42,216
Stock issued in connection with
   acquisition                                379,851          4        5,134
Amortization of restricted stock                                          303
Amortization of ESOP obligation                                                                             2,331
Cash dividends                                                                     (7,519)
Charge to reflect change in Getko and
   NAOG fiscal years                                                               (4,067)                  3,071
Net unrealized loss on marketable
   securities
Purchase of treasury stock                     (9,761)                   (440)
Foreign currency translation adjustment
Net income                                                                        164,057
                                         ---------------------------------------------------------------------------
Balance at January 31, 1995                249,348,821     2,493      318,764     520,934    (10,505)     (1,758)

Exercise of stock options ($0.01 to
   $52.61)                                   4,630,254        46       34,486
Exercise of stock options ($1.52 to
   $18.00) by payment of cash and
   common stock (445,899 shares)             1,658,334        17       13,076                (13,090)
Payment of withholding taxes on options
   by payment of common stock (206,838
   shares)                                                                                    (7,403)
Issuance of stock under stock purchase
   plan ($23.31 to $32.63)                     63,647          1        1,789
Stock issued in conversion of notes         1,413,817         14       13,648
Stock issued for bonuses and incentives       223,299          2        4,105
Tax benefit arising from exercise of
   stock options                                                       51,357
Stock issued in connection with
   acquisition                                264,084          3        1,089
Amortization of ESOP obligation                                         1,242                              1,758
Equity distributions                                                      175     (5,033)
Cash dividends                                                                    (8,159)
Charge to reflect change in Advance
   Ross and Ideon fiscal years                                                   (50,039)
Net unrealized gain on marketable
   securities
Purchase of treasury stock                   (395,031)        (4)      (9,797)
Foreign currency translation adjustment
Net income                                                                        144,975
                                         ---------------------------------------------------------------------------
Balance at January 31, 1996               257,207,225     $2,572     $429,934    $602,678   $(30,998)   $      0
                                         ===========================================================================




                                             Net
                                          Unrealized
                                             Gain       Foreign
                                          (Loss) on    Currency       Total
                                          Marketable  Translation  Shareholders'
                                           Securities  Adjustment     Equity
                                         ---------------------------------------

Balance at January 31, 1993                             $(3,885)   $  389,461
Three-for-two stock split
                                         ---------------------------------------
As restated                                              (3,885)      389,461

Exercise of stock options ($.36 to
   $32.96)                                                             15,005
Issuance of stock under stock purchase
   plan ($12.67 to $17.92)                                              1,364
Cancellation of stock under restricted
   stock plan                                                            (241)
Stock issued in conversion of notes                                    18,355
Tax benefit arising from exercise of
   stock options and vesting of
   restricted stock                                                    23,342
Amortization of restricted stock plan                                     871
Amortization of ESOP obligation                                         4,507
Equity distributions                                                    1,943
Cash dividends                                                         (7,586)
ImagiNation Network liquidation
   preference                                                           3,977
Proceeds from issuance of common stock                                 25,582
Purchase of treasury stock                                            (41,699)
Foreign currency translation adjustment                  (1,405)       (1,405)
Net income                                                            124,705
                                         ---------------------------------------
Balance at January 31, 1994                              (5,290)      558,181

Exercise of stock options ($.36 to
   $32.96)                                                             37,254
Exercise of stock options ($1.52 to
   $8.11) by payment of cash and common
   stock (37,500 shares)                                                  407
Issuance of stock under stock purchase
   plan ($17.40 to $21.07)                                              1,011
Stock issued in conversion of notes                                    22,695
Tax benefit arising from exercise of
   stock options and vesting of
   restricted stock                                                    42,216
Stock issued in connection with
   acquisition                                                          5,138
Amortization of restricted stock plan                                     303
Amortization of ESOP obligation                                         2,331
Cash dividends                                                         (7,519)
Charge to reflect change in Getko and
   NAOG fiscal years                                                     (996)
Net unrealized loss on marketable
   securities                                $(748)                      (748)
Purchase of treasury stock                                               (440)
Foreign currency translation adjustment                   2,193         2,193
Net income                                                            164,057
                                         ---------------------------------------
Balance at January 31, 1995                   (748)      (3,097)      826,083

Exercise of stock options ($0.01 to
   $52.61)                                                             34,532
Exercise of stock options ($1.52 to
   $18.00) by payment of cash and
   common stock (445,899 shares)                                            3
Payment of withholding taxes on options
   by payment of common stock (206,838
   shares)                                                             (7,403)
Issuance of stock under stock purchase
   plan ($23.31 to $32.63)                                              1,790
Stock issued in conversion of notes                                    13,662
Stock issued for bonuses and incentives                                 4,107
Tax benefit arising from exercise of
   stock options                                                       51,357
Stock issued in connection with
   acquisition                                                          1,092
Amortization of ESOP obligation                                         3,000
Equity distributions                                                   (4,858)
Cash dividends                                                         (8,159)
Charge to reflect change in Advance
   Ross and Ideon fiscal years                                        (50,039)
Net unrealized gain on marketable
   securities                                1,341                      1,341
Purchase of treasury stock                                             (9,801)
Foreign currency translation adjustment                     841           841
Net income                                                            144,975
                                         ---------------------------------------
Balance at January 31, 1996                  $ 593      $(2,256)   $1,002,523
                                         =======================================


See accompanying notes.

                     CUC International Inc. and Subsidiaries

               Supplemental Consolidated Statements of Cash Flows

                          (Dollar amounts in thousands)

                                                                                          Year ended January 31,
                                                                                    1996           1995           1994
                                                                               ---------------------------------------------
Operating activities
Net income                                                                       $ 144,975      $ 164,057       $ 124,705
Adjustments to reconcile net income to net cash provided by operating activities:
     Membership acquisition costs                                                 (605,058)      (508,807)       (457,252)
     Amortization of membership acquisition costs                                  556,548        467,019         409,455
     Deferred membership income                                                     76,285         61,941          71,242
     Membership solicitations in process                                           (15,077)        (2,693)         (2,889)
     Amortization of prepaid commissions                                                 -              -             472
     Amortization of contract renewal rights and excess cost                        24,349         27,058          25,354
     Gain on sale of The ImagiNation Network                                             -        (19,739)              -
     Equity loss from The ImagiNation Network                                            -          1,990           5,066
     Write-off of purchased in-process research and development                          -          3,587               -
     Cumulative effect of change in accounting for income taxes                          -         (2,000)              -
     Deferred income taxes                                                         (32,068)        12,487          (9,337)
     Amortization of original issue discount on convertible notes and
       restricted stock                                                              1,646          1,965           3,854
     Loss on impairment of assets                                                    7,569              -               -
     Depreciation                                                                   25,387         16,405          14,957
     Effect of change in amortization periods for Ideon membership
       acquisition costs                                                            65,500              -               -
     Net loss during change in Ideon fiscal year-end                               (49,944)             -               -

     Change in working capital items, net of acquisitions:
        Increase in receivables                                                   (152,392)       (51,638)        (35,560)
        Increase in prepaid membership materials                                    (5,562)        (5,844)         (6,350)
        Increase in prepaid expenses and other current assets                      (36,130)       (20,755)        (13,595)
        Net increase in accounts payable and accrued expenses and federal and
          state income taxes payable                                                57,891         40,245          43,296
        Increase in product abandonment and related liabilities                     20,796              -               -
     Other, net                                                                    (30,499)        (8,512)         (8,644)
                                                                               ---------------------------------------------
Net cash provided by operating activities                                           54,216        176,766         164,774
                                                                               ---------------------------------------------

Investing activities
Proceeds from sale of The ImagiNation Network                                            -         19,739               -
(Loan to) repayments from The ImagiNation Network, net                                   -         (2,895)          1,646
Proceeds from sales of marketable securities                                       255,916        136,977         138,195
Purchases of marketable securities                                                (138,198)      (161,585)       (140,487)
Acquisitions, net of cash acquired                                                 (75,142)       (63,437)        (17,526)
Acquisitions of properties                                                         (63,148)       (39,561)        (14,329)
                                                                               ---------------------------------------------
Net cash used in investing activities                                              (20,572)      (110,762)        (32,501)
                                                                               ---------------------------------------------

Financing activities
Issuance of common stock                                                            35,269         40,321          41,467
Proceeds from convertible debt offering, net                                             -         48,250               -
Payments for purchase of treasury shares                                            (9,801)          (483)        (41,699)
Payment of dividend notes to shareholders                                                -              -         (10,458)
Borrowings (repayments) of long-term obligations, net                                1,064        (16,416)        (25,766)
Dividends paid                                                                      (8,159)        (7,519)         (7,586)
                                                                               ---------------------------------------------
Net cash provided by (used in) financing activities                                 18,373         64,153         (44,042)
                                                                               ---------------------------------------------
Net increase in cash and cash equivalents                                           52,017        130,157          88,231
Cash and cash equivalents at beginning of period                                   281,019        150,862          62,631
                                                                               ---------------------------------------------
Cash and cash equivalents at end of period                                       $ 333,036      $ 281,019       $ 150,862
                                                                               =============================================


See accompanying notes.

                     CUC International Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements

Note A--Summary of Significant Accounting Policies

Principles of Consolidation

The supplemental consolidated financial statements include the accounts of CUC International Inc., its wholly-owned subsidiaries and its joint ventures (collectively, the "Company"). The Company operates in two business segments: membership services and software. Membership services are distributed to consumers through various channels which include financial institutions, credit unions, charities, other cardholder based organizations and retail establishments. The software segment develops, publishes and distributes educational and entertainment software for home and school use. These supplemental consolidated financial statements give retroactive effect to the mergers of Davidson & Associates, Inc. ("Davidson") (on July 24, 1996),
Sierra On-Line, Inc. ("Sierra") (on July 24, 1996) and Ideon Group, Inc. ("Ideon") (on August 7, 1996) with wholly-owned subsidiaries of the Company, which have been accounted for using the pooling-of-interests method. These supplemental consolidated financial statements will become the Company's primary historical financial statements upon issuance of financial statements that include the date of consummation of all of the above-described mergers. All significant intercompany transactions have been eliminated in consolidation. All periods presented reflect the Company's reclassifications of deferred membership acquisition costs (previously classified as an offset to deferred membership income) and membership solicitations in process (previously classified as a current asset) to noncurrent assets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the supplemental financial statements and accompanying notes. Actual results could differ from those estimates.

The software segment of the Company is subject to certain business risks which could effect future operations and financial performance. The risks include changing computer environments, rapid technological change, development of new products, concentrations in manufacturing facilities, competitive pricing and reliance on distribution channels.

Cash and Cash Equivalents

The Company considers highly liquid investment instruments with terms of three months or less at the time of acquisition to be cash equivalents.

Marketable Securities

Marketable securities consist principally of corporate bonds, tax-free municipal obligations, U.S. Treasury notes and commercial paper. All securities are classified as available-for-sale and are reported at fair value with net unrealized holding gains and losses, net of tax effect, reported in stockholders' equity until realized. Marketable securities (see Note C) are valued based upon quoted market prices or investment adviser estimates and those securities not maturing within one year are classified as non-current assets. Declines in the market value of available-for-sale securities deemed to be other than temporary result in charges to current earnings and establishment of a new cost basis.

                     CUC International Inc. and Subsidiaries

Note A--Summary of Significant Accounting Policies (continued)

Concentration of Credit Risks

The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. All current assets (with the exception of marketable securities) and current liabilities are carried at cost, which approximates fair value, because of their short-term nature. The fair values of the convertible debt and zero coupon convertible notes at January 31, 1996 were $42.6 million and $84 million, respectively, based on the quoted market prices.

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. This risk is limited in the membership services segment due to the large number of entities representing the Company's membership base. These entities include major banks, financial institutions and large oil companies and retailers which are primarily located throughout the United States. Software accounts receivable include amounts principally from geographically dispersed dealers, distributors, retail chains and superstores in the software industry, as well as schools and school districts. The Company performs periodic credit evaluations of its software customers and maintains reserves which estimate the potential for future product returns. Such reserves have been included in allowances for accounts receivable.

Software Research and Development Costs and Costs of Software Revenue

Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product. Costs meeting this criteria are insignificant and, therefore, research and development costs related to designing, developing and testing new software products are charged to operating expenses as incurred. Purchased in-process research and development costs are charged to expense on the date acquired if it has no alternative future use and technological feasibility is not established. Software research and development costs aggregated $55.6 million, $36.3 million and $22.3 million for the years ended January 31, 1996, 1995 and 1994, respectively. Costs of software revenue include material costs, manufacturing labor and overhead and royalties paid to developers and affiliated label publishers. Costs of software revenue are included in operating expenses and aggregated $117.1 million, $73.3 million and $53.4 million for the years ended January 31, 1996, 1995 and 1994, respectively.

Membership Acquisition Costs and Deferred Membership Income

In accordance with the provisions of Statement of Position 93-7, "Reporting on Advertising Costs," membership acquisition costs are deferred and charged to operations as membership fees are recognized. These costs, which relate directly to membership solicitations (direct response advertising costs), principally include: postage, printing, kits, mailings, publications (including coupon books) and telemarketing costs. Substantially all of these costs are incurred for services performed by outside sources. Such costs are amortized on a straight-line basis as revenues are realized over the average membership period. The membership acquisition costs incurred applicable to obtaining a new member, for memberships other than coupon book memberships, generally approximate the initial membership fee. Initial membership fees for coupon book memberships generally exceed the membership acquisition costs incurred applicable to obtaining a new member. However, if membership acquisition costs were to exceed the membership fee, an appropriate adjustment would be made for any significant impairment.

                     CUC International Inc. and Subsidiaries

Note A--Summary of Significant Accounting Policies (continued)

Amortization of membership acquisition costs, including deferred renewal costs, which consist principally of charges from sponsoring institutions and publications, amounted to $556.5 million, $467 million and $409.5 million for the years ended January 31, 1996, 1995 and 1994, respectively. All advertising costs other than direct response advertising costs are expensed in the period incurred. Such amounts were $172.3 million, $133.8 million and $92 million for the years ended January 31, 1996, 1995 and 1994, respectively.

Membership fees are generally billed through financial institutions and other cardholder based institutions and are recorded as deferred membership income upon acceptance of membership, net of estimated cancellations, and pro-rated over the membership period.

Deferred membership income is classified as non-current in the supplemental consolidated balance sheet items since working capital will not be required as the deferred income is recognized over future periods.

Provisions for membership cancellations were $37 million and $36.6 million at January 31, 1996 and 1995, respectively. Such amounts are included in accrued expenses. In addition, accrued expenses include commissions payable of $21.6 million and $23.2 million at January 31, 1996 and 1995, respectively.

Membership Solicitations In Process

These costs consist of initial membership acquisition costs pertaining to membership solicitation programs that were in process at year-end. Accordingly, no membership fees had been received or recognized at year-end. The costs are generally accumulated over a two or three month solicitation period and are transferred to membership acquisition costs when the membership begins.

Software Revenue Recognition

The Company recognizes revenue in accordance with the provisions of Statement of Position No. 91-1, "Software Revenue Recognition." Revenue from software sales is recognized upon shipment, provided no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Other insignificant vendor obligations consisting primarily of costs associated with telephone support to customers after delivery of software are accrued. The Company's agreements with certain distributors and retailers permit them to exchange products or provide price protection under certain circumstances. The Company provides an allowance for estimated exchanges and price protection.

Contract Renewal Rights

Contract renewal rights represent the value assigned to acquired contracts and are being amortized over 2 to 16 years using the straight-line method. As of January 31, 1996 and 1995, accumulated amortization amounted to $51.5 million and $45.9 million, respectively.

                     CUC International Inc. and Subsidiaries

Note A--Summary of Significant Accounting Policies (continued)

Excess of Cost Over Net Assets Acquired

The excess of cost over net assets acquired is being amortized over 5 to 30 years using the straight-line method. As of January 31, 1996 and 1995, accumulated amortization amounted to $49.1 million and $33.2 million, respectively. The carrying value of the excess of cost over net assets acquired will be reviewed by management if the facts and circumstances suggest that the value may be impaired. If this review indicates that the carrying amounts will not be recoverable, as determined based on the undiscounted cash flows of the entities acquired over the remaining amortization period, management will reduce the carrying amount by the estimated shortfall of cash flows.

Net Income Per Common Share

Net income per common share of the Company's common stock, par value $.01 per share ("Common Stock"), has been computed using the weighted average number of common and dilutive common equivalent shares outstanding (after giving effect to the acquisitions of Getko Group Inc. ("Getko"), North American Outdoor Group, Inc. ("NAOG"), Advance Ross Corporation ("Advance Ross"), Davidson, Sierra and Ideon (see Note B)). The weighted average number of common and dilutive common equivalent shares was 261.5 million, 252.8 million and 243.9 million for the years ended January 31, 1996, 1995 and 1994, respectively. Fully diluted earnings per share did not differ significantly from primary earnings per share in any year.

Impairment of Long-Lived Assets

In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company will adopt SFAS No. 121 in fiscal 1997, and the impact, if any, is not expected to be material.

Stock Based Compensation

The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the Company's current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted. In fiscal 1997, the Company intends to adopt the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

Note B--Mergers and Acquisitions

Pooling-of-Interests Business Combinations

During July 1996 the Company acquired all of the outstanding capital stock of Davidson for a purchase price of approximately $1 billion, which was satisfied by the issuance of approximately 30.1 million shares of Common Stock. Also during July 1996 the Company acquired all of the outstanding capital stock of Sierra for a purchase price of approximately $858 million, which was satisfied by the issuance of approximately 25.6 million shares of Common Stock. Davidson and Sierra develop, publish and distribute educational and entertainment software for home and school use. During August 1996 the Company acquired all of the outstanding capital stock of Ideon, principally a provider of credit card enhancement services, for a purchase price of approximately $393 million, which was satisfied by the issuance of approximately 11 million shares of Common Stock.

                     CUC International Inc. and Subsidiaries

Note B--Mergers and Acquisitions (continued)

The mergers with Davidson, Sierra, and Ideon (the "Fiscal 1997 Pooled Entities") have been accounted for in accordance with the pooling-of-interests method of accounting and, accordingly, the accompanying supplemental consolidated financial statements have been retroactively adjusted as if the Fiscal 1997 Pooled Entities and the Company had operated as one since inception. These supplemental consolidated financial statements will become the primary historical consolidated financial statements upon issuance of financial statements that include the dates of consummation of all of the mergers with the Fiscal 1997 Pooled Entities.

The following represents revenues and net income of the Company and the Fiscal 1997 Pooled Entities prior to restatement.

                                              Year ended January 31,
                                      1996            1995             1994
                                  ----------------------------------------------
Revenues:
    The Company                    $1,401,551      $1,182,896      $  984,801
    Fiscal 1997 Pooled Entities       533,681         371,715         293,863
                                  ----------------------------------------------
                                   $1,935,232      $1,554,611      $1,278,664
                                  ==============================================

Net Income (Loss):
    The Company                    $  164,669      $  124,566      $   94,151
    Fiscal 1997 Pooled Entities       (19,694)         39,491          30,554
                                  ----------------------------------------------
                                   $  144,975      $  164,057      $  124,705
                                  ==============================================

Davidson, Sierra and Ideon previously used the fiscal years ended December 31, March 31 and December 31, respectively for their financial reporting. The Fiscal 1997 Pooled Entities will be conformed to the Company's January 31 fiscal year-end in fiscal 1997. Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31 (the "Ideon Transition Period"). The Ideon Transition Period has been excluded from the accompanying supplemental consolidated statements of income. Ideon's revenues and net loss for the Ideon Transition Period were $34.7 million and $(49.9) million, respectively. This excluded period has been adjusted by a $49.9 million charge to retained earnings at January 31, 1996. The net loss for the Ideon Transition Period was principally the result of a $65.5 million one-time, non-cash, pretax charge recorded in connection with a change in accounting for deferred membership acquisition costs. Prior to the change, membership acquisition costs were generally amortized up to ten years for single year membership periods and up to twelve years for multi-year membership periods. These amortization periods represented the estimated life of the member. At December 31, 1994, the amortization periods were shortened to one year and three years for single and multi-year membership periods, respectively (initial membership period without regard for anticipated renewals).

                     CUC International Inc. and Subsidiaries

Note B--Mergers and Acquisitions (continued)

All costs related to the mergers with the Fiscal 1997 Pooled Entities have not been reflected in the Company's financial statements but will be reflected in the consolidated statements of income during the periods the respective mergers are completed. Such costs are non-recurring and those associated with the Company's mergers with Davidson and Sierra are comprised primarily of merger and integration costs and are expected to approximate $28.6 million ($25.1 million or $.10 per common share after-tax effect) in the aggregate. Such costs associated with the Company's merger with Ideon (the "Ideon Merger") include integration and transaction costs as well as costs relating to certain outstanding litigation matters (see Note I) giving consideration to the Company's intended approach to these matters, which are estimated by the Company's management to approximate $125.0 million ($80.0 million after tax effect). Most of the reserve is related to these outstanding litigation matters. In determining such portion, the Company estimated the cost of settling these litigation matters. In estimating such cost, the Company considered potential liabilities related to these matters and the estimated cost of prosecuting and defending them (including out-of-pocket costs, such as attorneys' fees, and the cost to the Company of having its management involved in numerous complex litigation matters). The Company is unable at this time to determine the estimated timing of the future cash outflows with respect to this liability. Although the Company has attempted to estimate the amounts that will be required to settle these litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount of the reserve to be accrued. The reserve for these matters will be expensed in the consolidated statement of income subsequent to the closing of the Ideon Merger, and any subsequent payments related to these matters will reduce the amount of the reserve. The Company considered litigation-related costs and liabilities, as well as integration and transaction costs, in determining the agreed upon exchange ratio in respect of the Ideon Merger.

In determining the amount of the reserve related to the Company's proposed integration and consolidation efforts, the Company estimated the significant severance costs to be accrued upon the consummation of the Ideon Merger and costs relating to the expected obligations for certain third-party contracts (e.g., existing leases and vendor agreements) to which Ideon is a party and which are neither terminable at will nor automatically terminated upon a change-in-control of Ideon. The Company expects to incur significant integration costs because Ideon's credit card registration and enhancement services are substantially similar to the Company's credit card registration and enhancement services. All of the business activities related to the operations performed by Ideon's Jacksonville, Florida office were transferred to the Company's Comp-U-Card Division in Stamford, Connecticut upon the consummation of the Ideon Merger. The Company also expects that there will be additional consolidation affecting other parts of Ideon's business that are substantially the same as the Company's existing businesses. The Company does not expect any loss in revenue as a result of these integration and consolidation efforts.

During June 1995, the Company acquired all of the outstanding capital stock of Getko for a purchase price of approximately $100 million, which was satisfied by the issuance of approximately 3.7 million shares of Common Stock. Getko distributes complimentary welcoming packages to new homeowners throughout the United States and Canada.

                     CUC International Inc. and Subsidiaries

Note B--Mergers and Acquisitions (continued)

During September 1995, the Company acquired all of the outstanding capital stock of NAOG for a purchase price of approximately $52 million, which was satisfied by the issuance of approximately 1.5 million shares of Common Stock. NAOG owns one of the largest for-profit hunting and general interest fishing membership organizations in the United States, and also owns a handyman membership organization.

During January 1996, the Company acquired all of the outstanding capital stock of Advance Ross for a purchase price of approximately $183 million, which was satisfied by the issuance of 5.9 million shares of Common Stock. Advance Ross processes value-added tax refunds to travelers in over 20 European countries.

The acquisitions of Getko, NAOG and Advance Ross (collectively, the "Fiscal 1996 Pooled Entities") were accounted for in accordance with the pooling-of-interests method of accounting. Therefore, the Company's financial statements have been restated for all prior periods to include these entities. Further, all common share and per common share data have been restated for prior periods and certain reclassifications have been made to the historical financial statements to conform to the Company's presentation.

The following represents revenues and net income of the Company and the Fiscal 1996 Pooled Entities for the two years and the last complete interim periods preceding the mergers, not giving effect to the Fiscal 1997 Pooled Entities.

                                Nine Months Ended       Year ended January 31,
                                October 31, 1995        1995            1994
                                -----------------   ----------------------------
                                  (Unaudited)
Revenues:
  The Company                      $  949,886        $1,044,669       $879,324
  Fiscal 1996 Pooled Entities          87,130           138,227        105,477
                                -----------------   ----------------------------
                                   $1,037,016        $1,182,896       $984,801
                                =================   ============================
Net Income:
  The Company                      $  113,656        $  117,591       $ 87,371
  Fiscal 1996 Pooled Entities           7,103             6,975          6,780
                                -----------------   ----------------------------
                                   $  120,759        $  124,566       $ 94,151
                                =================   ============================

Getko, NAOG and Advance Ross previously used the fiscal years ended November 30, December 31 and December 31, respectively for their financial reporting. To conform to the Company's January 31 fiscal year end, Getko's operating results for December 1993 and January 1994 and NAOG's operating results for January 1994 have been excluded from the year ended January 31, 1995 operating results in the accompanying financial statements. The excluded periods have been adjusted by a $4.1 million charge to retained earnings at January 31, 1995. In addition, Advance Ross' operating results for January 1995 have been excluded from the year ended January 31, 1996 operating results in the accompanying financial statements. This excluded period has been adjusted by a $95,000 charge to retained earnings at January 31, 1996.

In connection with the Advance Ross acquisition, the Company charged $5.2 million ($4.2 million or $.02 per common share after-tax effect) to fiscal 1996 operations for merger costs. These costs are nonrecurring and are comprised primarily of transaction costs and other professional fees. Costs incurred in connection with the acquisitions of Getko and NAOG were not significant to the Company's results of operations.

                     CUC International Inc. and Subsidiaries

Note B--Mergers and Acquisitions (continued)

During fiscal 1996, Davidson acquired all of the outstanding capital stock of Maverick Software, Inc. ("Maverick") and The Cute Company, which subsequently changed its name to FUNNYBONE Interactive ("FUNNYBONE"), by issuing an aggregate of .6 million shares of Davidson's common stock (.5 million equivalent shares of Common Stock). During fiscal 1995, Davidson acquired all of the outstanding shares of Chaos Studios, Inc., which subsequently changed its name to Blizzard Entertainment ("Blizzard"), by issuing .6 million shares of Davidson's common stock (.5 million equivalent shares of Common Stock).

During fiscal 1996, Sierra acquired all of the outstanding capital stock of The Pixellite Group ("Pixellite"), Software Inspiration Limited ("Inspiration") and Papyrus Design Group, Inc. ("Papyrus") by issuing an aggregate of 2.1 million shares of Sierra's common stock (2.6 million equivalent shares of Common Stock).

The acquisitions of Maverick, FUNNYBONE, Blizzard, Pixellite, Inspiration and Payrus were accounted for in accordance with the pooling-of-interests method of accounting. Therefore, the Company's financial statements, including all common and per common share data, have been restated to include these entities.

During fiscal 1996, Sierra acquired all of the outstanding capital stock of Arion Software, Inc. ("Arion") and Green Thumb Software, Inc. ("Green Thumb") by issuing an aggregate of 147,958 shares of Sierra's common stock (181,249 equivalent shares of Common Stock). The acquisitions of Arion and Green Thumb were accounted for in accordance with the pooling-of-interests method of accounting. However, the Company's financial statements have not been restated for the Arion and Green Thumb mergers as these companies did not significantly impact the Company's operations.

Purchase Business Combinations

During February 1995, the Company acquired all of the outstanding capital stock of Welcome Wagon International, Inc. ("Welcome Wagon") and substantially all of the assets of a related entity, Gifts International, Inc., for $19.5 million in cash. Welcome Wagon provides discounts for local merchants through direct visits by its representatives to households. In connection with this acquisition, the Company received current assets of $4.8 million and noncurrent assets of $3.6 million and assumed current liabilities of $4.7 million. The excess of cost over the fair value of net assets acquired ($15.8 million) is included in the excess of cost over net assets acquired.

During March 1995, the Company acquired all of the outstanding capital stock of the parent of its European licensee, CUC Europe Limited, for $13 million. The purchase price was satisfied by the payment of $12 million in cash and the issuance of 42,147 shares of Common Stock. In connection with this acquisition, the Company received current assets of $4.5 million and noncurrent assets of $9.6 million and assumed current liabilities of $6.2 million and noncurrent liabilities of $3.3 million. The excess of cost over the fair value of net assets acquired ($8.4 million) is included in the excess of cost over net assets acquired. In addition, during March 1995, the Company paid $2.4 million in cash to acquire its European license. This amount has been included in the excess of cost over net assets acquired.

                     CUC International Inc. and Subsidiaries

Note B--Mergers and Acquisitions (continued)

During March 1995, the Company acquired all of the outstanding capital stock of Credit Card Sentinel (U.K.) Limited ("CCS") for $22.5 million in cash. CCS is a leading provider of credit card enhancement services, which are generally marketed through European financial institutions. In connection with this acquisition, the Company received current assets of $7.5 million and noncurrent assets of $2.3 million and assumed current liabilities of $6.6 million and noncurrent liabilities of $10.5 million. The excess of cost over the fair value of net assets acquired ($29.8 million) is included in the excess of cost over net assets acquired.

During fiscal 1996, the Company acquired several small privately-held discount coupon book publishing companies, certain assets from insurance marketers and franchisees and certain marketing and future renewal rights for an aggregate cost of $4.2 million. The cost of these acquisitions has been included in the excess of cost over net assets acquired ($3.7 million) and contract renewal rights ($.5 million). In addition, during fiscal 1996 the Company acquired certain assets from three timeshare-related businesses for an aggregate cost of $5.2 million and paid $3.7 million to satisfy contingent payment requirements in connection with previous acquisitions. These amounts have been included in the excess of cost over net assets acquired.

During fiscal 1996, Ideon acquired substantially all of the assets and liabilities of National Leisure Group, Inc., a provider of vacation travel packages to credit card companies, retailers and wholesale clubs in the United States, for $15 million in cash and an agreement to issue shares of common stock with a value of $1.4 million on the third anniversary of the acquisition. In connection with this acquisition, Ideon received assets of $5.6 million and assumed liabilities of $7.2 million. The excess of cost over the fair value of net assets acquired of $18.3 million is included in the excess of cost over net assets acquired.

Also during fiscal 1995, Ideon acquired all of the outstanding capital stock of Wright Express Corporation ("Wright Express"), a provider of transaction and information processing services, for $35.5 million in cash. The excess of cost over the fair value of net assets acquired of $28.9 million is included in the excess of cost over net assets acquired.

During January 1995, the Company acquired all of the outstanding capital stock of Essex Corporation and subsidiaries ("Essex") for $27.5 million. The purchase price was satisfied by the payment of $25.9 million in cash and the issuance of 75,000 shares of Common Stock. The former shareholders of Essex may receive additional payments over the next two years, not to exceed $57.5 million in the aggregate, based on the achievement of certain objectives. The Company's management believes that payments to such shareholders aggregating in excess of $30 million would be extremely remote. Essex is a third-party marketer of financial products for banks, primarily marketing annuities through financial institutions. In connection with this acquisition, the Company received current assets of $8.1 million and noncurrent assets of $1.4 million and assumed current liabilities of $7 million. The excess of cost over the fair value of net assets acquired ($25 million) was included in the excess of cost over net assets acquired.

During fiscal 1995, the Company acquired certain assets from three insurance marketers for an aggregate cost of $4.1 million. The cost of these acquisitions has been included in the excess of cost over net assets acquired ($3.9 million) and contract renewal rights ($.2 million). In addition, during fiscal 1995 the Company acquired a privately-held discount coupon book publishing company for $1 million and paid $.9 million to satisfy contingent payment requirements in connection with previous acquisitions. These amounts have been included in the excess of cost over net assets acquired.

                     CUC International Inc. and Subsidiaries

Note B--Mergers and Acquisitions (continued)

During fiscal 1995, Davidson acquired all of the outstanding capital stock of Learningways, Inc. ("Learningways") for $4.2 million. The purchase price was satisfied by the payment of $.7 million in cash and the issuance of 358,648 shares of Davidson's common stock (304,851 equivalent shares of Common Stock). In connection with the acquisition, certain in-process research and development costs for technology in process of approximately $3.9 million were expensed in fiscal 1995. The excess of cost over the fair value of net assets acquired is included in the excess of cost over net assets acquired.

During fiscal 1994, the Company acquired a privately owned insurance marketer for $6 million. The cost of this acquisition has been included in contract renewal rights. In addition, during fiscal 1994 the Company acquired a marketer of accidental death and dismemberment insurance and a company which markets other insurance products for an aggregate cost of approximately $2.6 million. The cost of these acquisitions has been included in the excess of cost over net assets acquired ($1.4 million) and contract renewal rights ($1.2 million), respectively. During fiscal 1994, an additional $5.8 million was paid to satisfy contingent payment requirements in connection with previous acquisitions. This amount was included in the excess of cost over net assets acquired.

During fiscal 1994, Sierra acquired all of the outstanding capital stock of Coktel Vision S.A. ("Coktel"), a French software company, for $5.3 million in cash. In connection with this acquisition, $1.1 million was attributed to in-process research and development and accordingly was charged to expense at the date of acquisition. Amounts allocated to software development costs and the excess of cost over net assets acquired were $1.4 million and $2.4 million, respectively. Former Coktel shareholders earned contingent purchase payments of $1.6 million and $1.3 million for the years ended January 31, 1995 and 1994, respectively. During fiscal 1996, Sierra amended the Coktel agreement whereby it issued 150,000 shares of Sierra's common stock (183,750 equivalent shares of Common Stock) in satisfaction of any further incentive payments. As a result of this amendment, an additional $4.1 million has been included in the excess of cost over net assets acquired.

The preceding acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated results of operations from the respective dates of acquisition. The results of operations for the periods prior to the respective dates of acquisition were not significant to the Company's operations.

                     CUC International Inc. and Subsidiaries

Note C--Marketable Securities

The Company's marketable securities, including aggregate fair value and cost were as follows as of January 31 (in thousands):
                                               Fair Value            Cost
                                             --------------------------------
1996:
   U.S. Government obligations                 $  22,886          $  22,896
   Corporate debt securities                      27,438             27,521
   Tax-exempt municipal bonds                     54,081             53,724
   Commercial paper                                5,832              5,832
   Other                                             255                255
                                             --------------------------------
                                                $110,492           $110,228
                                             ================================

1995:
   U.S. Government obligations                 $  10,394          $  10,357
   Corporate debt securities                      23,050             22,996
   Tax-exempt municipal bonds                    177,898            178,747
   Commercial paper                               17,129             17,067
                                             --------------------------------
                                                $228,471           $229,167
                                             ================================

Maturities of the Company's investment portfolio as of January 31, 1996 were as follows:

                                                   Fair
                                                   Value             Cost
                                             --------------------------------

Within one year                                $  97,164          $  97,003
One to five years                                  9,282              9,187
More than five years                               4,046              4,038
                                             --------------------------------
                                                $110,492           $110,228
                                             ================================

Note D--Properties

Property acquired is recorded at cost. Depreciation of properties is provided for using the straight-line method over the estimated useful lives of the assets. The following is a summary of properties as of January 31 (in thousands):
                                                   1996              1995
                                            ---------------------------------

      Computer equipment                       $  70,077          $  50,500
      Telephone equipment                         34,113             22,274
      Furniture and other equipment               74,290             52,771
      Buildings                                   23,309             11,197
      Leasehold improvements                      16,798             13,606
      Less accumulated depreciation             (105,234)           (74,984)
                                            ---------------------------------
      Properties, net                          $ 113,353           $ 75,364
                                            =================================

                     CUC International Inc. and Subsidiaries

Note E-- Credit Facilities and Convertible Notes

During the second quarter of fiscal 1995, the Company renegotiated its revolving credit facility provided by General Electric Capital Corporation ("GECC"). The Amended and Restated Credit Agreement, which was entered into as of June 30, 1994 (the "GECC Credit Agreement"), amended and restated an agreement that the Company and GECC initially entered into in 1989 and which was scheduled to expire June 1, 1997. The GECC Credit Agreement provided for a $100 million revolving credit facility with interest at LIBOR plus 2 1/4% (7 11/16% at January 31, 1996) on that portion of the outstanding balance which was less than or equal to $50 million and LIBOR plus 2 1/2% (7 15/16% at January 31, 1996) on the remaining outstanding balance. In addition, the GECC Credit Agreement required the Company to maintain certain financial ratios and other restrictive covenants, including restrictions that preclude the payment of cash dividends on shares of Common Stock. The Company has terminated the GECC Credit Agreement effective March 19, 1996 and entered into a credit agreement during March 1996 with certain banks signatory thereto; The Chase Manhattan Bank, N.A., Bank of Montreal, Morgan Guaranty Trust Company of
New York and The Sakura Bank, Limited, as Co-Agents; nd The Chase Manhattan Bank, N.A. as Administrative Agent (the "New Credit Agreement").

The New Credit Agreement provides for a $500 million revolving credit facility with a variety of different types of loans available thereunder. Interest is payable, depending on the type of loan utilized by the Company, at a variety of rates based on the federal funds rate, LIBOR, the prime rate or rates quoted by participating banks based on an auction process provided for in the New Credit Agreement. In addition, the New Credit Agreement requires the Company to maintain certain financial ratios and contains other restrictive covenants including, without limitation, financial covenants and restrictions on certain corporate transactions, and also contains various events of default provisions including, without limitation, defaults arising from certain changes in control of the Company.

The zero coupon convertible notes issued in connection with the Company's fiscal 1990 recapitalization were recorded at their fair value on the date of issuance and were issued in $100 principal amounts and multiples thereof. Each $100 principal amount is convertible into 15.1875 shares of Common Stock. These zero coupon convertible notes are redeemable at any time at the option of the Company, in whole or in part, at 90.6% of principal amount, increasing ratably to 100% on June 6, 1996, the maturity date of such notes. Virtually all of the zero coupon convertible notes were converted into Common Stock by June 6, 1996.

Cash payments for interest made by the Company to all its obligations amounted to $5.1 million, $4.6 million and $.3 million for the years ended January 31, 1996, 1995 and 1994, respectively.

Ideon

In 1994, Ideon assumed a revolving loan agreement in connection with its acquisition of Wright Express. The agreement, as originally structured, provided for maximum borrowings equal to the lesser of $17.5 million or an amount based on a percentage of eligible accounts receivable as defined therein. In November 1994, the revolving credit agreement was amended increasing the available line to $27.5 million and Ideon was added as a guarantor under the amended agreement. Interest on the outstanding borrowings was, at Wright Express' option, either the bank's prime rate minus 0.5% or LIBOR plus 0.625%. Borrowings are secured by substantially all assets of Wright Express. At January 31, 1996, Ideon had $15.4 million outstanding under the revolving line of credit with interest rates ranging from 6.31% to 7.25%. Such amount is included in other current liabilities.

                     CUC International Inc. and Subsidiaries

Note E--Revolving Credit Facilities and Convertible Notes (continued)

Sierra

In fiscal 1996, Sierra entered into an unsecured bank line of credit that provides for borrowing of up to $10 million, expiring August 31, 1996. Any borrowings under this line of credit would be collateralized by substantially all of Sierra's assets and incur interest at either the bank's prime rate or IBOR plus 150 basis points, at Sierra's choice. The line contains covenants requiring Sierra to maintain certain financial ratios and minimum balances in cash and cash equivalents. Sierra is in compliance with all covenants under this line of credit as of January 31, 1996. There have been no borrowing by Sierra under this line of credit to date. This line of credit expired August 31, 1996.

On April 12, 1994, Sierra issued $50 million in principal amount of 6 1/2% convertible subordinated notes due April 1, 2001 (the "Notes"). Interest on the Notes is payable semi-annually on April 1 and October 1 of each year. Each $11.43 principal amount is convertible into one share of Common Stock, subject to adjustment under certain conditions. The Notes are redeemable after April 2, 1997, at the option of the Company, at specified redemption prices. The Notes will be subordinated to all existing and future Senior Indebtedness (as defined in the Indenture governing the Notes) of the Company. Issuance costs have been netted against the principal convertible debt balance are being amortized on a straight-line basis over seven years. During fiscal 1996 and 1995, Sierra paid $0.9 million and $1.0 million, included in interest expense, to induce conversion of $11.7 million and $14.3 million of Notes into 837,500 shares and 1,021,421 shares of Sierra common stock (1,025,938 equivalent shares and 1,251,241 equivalent shares of Common Stock), respectively.

Note F--Shareholders' Equity

During fiscal 1990, the Company made an administrative change to its incentive stock option plans which had the effect of converting all options granted under such plans to nonqualified options. Under these plans, options to purchase up to 11,029,922 shares of Common Stock may be granted at not less than the fair market value on the date of grant. Options granted under these plans are generally exercisable at 20% to 25% per year commencing one year from the date of grant.

The Company also has nonqualified option plans for certain employees. Under these plans, including options to purchase 8,250,000 shares of Common Stock added to these plans during fiscal 1996, nonqualified options to purchase up to 29,495,177 shares of Common Stock may be granted at not less than the fair market value on the date of grant. Options granted under these plans are generally exercisable at 20% to 25% per year commencing one year from the date of grant.

                     CUC International Inc. and Subsidiaries

Note F--Shareholders' Equity (continued)

During October 1987, the Board of Directors adopted a plan ("1987 Plan") which, as amended by votes of the Company's shareholders, authorizes the issuance of options for upock. The 1987 Plan grants the Board of Directors the discretion to designate these options as incentive stock options or nonqualified stock options. Options granted under the 1987 Plan are generally exercisable at 20% to 25% per year commencing one year from the date of grant. During fiscal 1996, the Company's shareholders approved an amendment of the 1987 Plan to increase the number of shares of Common Stock authorized for issuance under the 1987 Plan to 23,718,750 shares of Common Stock.

During June 1991, the Company's shareholders approved the 1990 Directors Stock Option Plan authorizing the issuance of options to the Company's non-employee directors to purchase up to 759,375 shares of Common Stock at not less than the fair market value on the date of grant. In addition, during June 1993, the Company's shareholders approved the 1992 Directors Stock Option Plan, which provides that options to acquire an aggregate of up to 450,000 shares of Common Stock may be granted to non-employee Directors. As of January 31, 1996, nonqualified options to purchase 669,375 shares of Common Stock have been granted under these two plans. Options granted under these plans are generally exercisable at 20% to 25% per year commencing one year from the date of grant.

In addition, during fiscal 1996, the Company's shareholders approved the 1994 Directors Stock Option Plan ("the 1994 Directors Plan"). The 1994 Directors Plan provides that options to acquire an aggregate of up to 225,000 shares of Common Stock may be granted to non-employee directors of the Company in office on each of November 23, 1994, 1995, 1996 and 1997. Options granted under the 1994 Directors Plan are generally exercisable in full on the date of grant. As of January 31, 1996, options to purchase 97,500 shares of Common Stock have been granted under the plan.

The Company had reserved an aggregate of 2,550,000 shares of Common Stock for issuance under three Davidson stock option plans: Davidson & Associates, Inc. 1992 Incentive Stock Option Plan, Davidson & Associates, Inc. 1992 Nonstatutory Stock Option Plan and Davidson & Associates, Inc. 1992 Stock Purchase Plan (collectively, the "Davidson Plans"). The Davidson Plans provided for the grant of options to purchase Common Stock to officers, directors and consultants or independent contractors of Davidson, or of any subsidiary of Davidson. Only Davidson employees may be granted options under the Davidson & Associates, Inc. 1992 Incentive Stock Option Plan. The exercise price of the Davidson incentive stock options was not less than the fair market value of Common Stock on the date of grant. The exercise price of the options under the other two Davidson plans were at the discretion of Davidson's Board of Directors.
These plans provided that the options were exercisable based upon vesting schedules, as determined by Davidson's Board of Directors and were exercisable no later than nine years from the date of grant. Options issued under the plans generally vest ratably over a five-year period. The Davidson Plans were terminated in connection with the Davidson merger and the options outstanding under the Davidson Plans were assumed under existing plans of the Company.

The Company has reserved 7,558,250 shares of Common Stock for issuance under Sierra's 1995 Stock Option and Award Plan and Sierra's 1987 Stock Option Plan for officers, employees, directors, vendors, consultants and independent contractors of Sierra. Options granted under these plans may be either incentive stock options or nonqualified stock options and are granted at the fair market value of Common Stock at the date of grant. Options vest and expire under the terms established at the date of grant. The Company also has 267,731 shares of Common Stock reserved for issuance under an option plan acquired through Sierra's merger with Papyrus.

                     CUC International Inc. and Subsidiaries

Note F--Shareholders' Equity (continued)

The Company had reserved 1,212,517 shares of Common Stock for issuance under six Ideon stock option arrangements: Outside Directors' Options, 1991 Employee Stock Option Plan, 1992 Employee Stock Option Plan, 1994 Long-Term Stock-Based Incentive Plan, Employee Stock Option Plan and Directors Stock Plan (collectively, the "Ideon Plans") for officers, employees and directors of Ideon. The stock option exercise prices of the Ideon Plans were generally based on the fair market price of Common Stock on the date of grant. The Ideon Plans provided that the options were exercisable upon vesting schedules from one to four years and certain portions vest based on certain stock price hurdles. The Ideon Plans and the options outstanding thereunder were either terminated or assumed under existing plans of the Company.

As of January 31, 1996 and 1995, options to purchase 8,128,710 and 7,073,693 shares of Common Stock, respectively, were exercisable.

Changes in outstanding options were as follows:

    Outstanding January 31, 1994                             26,938,598
         Options granted                                     10,101,612
         Options exercised                                   (4,410,446)
         Options cancelled                                     (670,319)
                                                           -------------

    Outstanding January 31, 1995                             31,959,445
         Options granted                                      4,795,912
         Options exercised                                   (6,288,588)
         Options cancelled                                   (1,222,722)
                                                           -------------

    Outstanding January 31, 1996                             29,244,047
                                                           =============

Outstanding options at January 31, 1996 have exercise prices ranging from $.07 to $52.61.

The Company has an employee stock purchase plan for which 750,000 shares of Common Stock are authorized. This plan enables employees to purchase the Company's Common Stock at 90% of the fair market value on the fifteenth day following the last day of each calendar quarter. The remaining 10% is charged to compensation expense. Employees may not purchase in excess of 25% of their year-to-date earnings.

The following summarizes shares of Common Stock reserved for issuance as of January 31, 1996:

      Convertible debt                                       2,097,813
      Zero coupon convertible notes                          2,278,088
      Restricted stock plan                                    913,832
      Stock options granted                                 29,244,047
      Options not yet granted                               15,848,835
      Stock purchase plan                                      647,192
                                                          -------------
                                                            51,029,807
                                                          =============

                     CUC International Inc. and Subsidiaries

Note F--Shareholders' Equity (continued)

In July 1989, Getko established an Employee Stock Ownership Plan ("ESOP") for substantially all of its employees by purchasing 40,300 shares of its convertible preferred stock which was financed by a $15 million bank loan guaranteed by Getko. Compensation expense resulting from the ESOP amounted to $1.8 million, $5.4 million and $4.5 million for the years ended January 31, 1996, 1995 and 1994, respectively. During fiscal 1996, the remaining loan amount was repaid with the proceeds from the sale of unallocated ESOP shares and the remaining ESOP shares were distributed to participants.

During fiscal 1991, the Board of Directors authorized the repurchase of up to
10.125 million shares of Common Stock and during fiscal 1995 the Board of Directors reauthorized such repurchase. As of January 31, 1996, 2,475,552 shares of Common Stock had been repurchased at an aggregate cost of $8.7 million, of which $8.6 million relates to fiscal 1991 repurchases.

During each of the years ended January 31, 1996, 1995 and 1994, cash dividends per common share paid to Ideon's common stockholders were $.02 per share of Common Stock.

The Company's authorized capital stock also includes one million shares of preferred stock, $.01 par value. No shares of preferred stock have been issued.

Note G--Income Taxes

The components of income before income taxes for the years ended January 31 are as follows (in thousands):

                              1996              1995             1994
                        ----------------------------------------------------

Domestic                    $210,211          $238,219         $187,413
Foreign                       25,101            18,712           10,906
                        ----------------------------------------------------
                            $235,312          $256,931         $198,319
                        ====================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of January 31 are as follows (in thousands):
                                                       1996         1995
                                                  ---------------------------
Deferred tax assets:
   Deferred membership income
     and acquisition costs, net                      $18,421     $ (3,156)
   Other accrued liabilities                          10,836         (532)
   Recapitalization expenses                           1,181          862
   Compensatory stock options                            972        2,456
   Net operating loss carryforwards                    1,347        7,883
   Relocation expenses                                 3,439        3,749
   Valuation allowance                                     -        3,230
   All other                                           9,060        7,740
                                                  ---------------------------
Total deferred tax assets                             45,256       22,232

Deferred tax liabilities:
   Insurance retention refund                         19,546       13,229
   Depreciation                                        7,195        2,015
   All other                                           6,569        5,093
                                                  ---------------------------
Total deferred tax liabilities                        33,310       20,337
                                                  ---------------------------
Net deferred tax assets                              $11,946     $  1,895
                                                  ===========================

                     CUC International Inc. and Subsidiaries

Note G--Income Taxes (continued)

The provision (benefit) for income taxes consists of the following for the years ended January 31 (in thousands):

                                       1996          1995         1994
                                     -------------------------------------
Current:
   Federal                            $72,665       $83,333      $72,408
   State                                9,820        10,351        7,399
   Foreign                              7,606         5,178        2,691
                                     -------------------------------------
                                       90,091        98,862       82,498
Deferred:
   Federal                                493        (5,544)      (6,888)
   State                                 (447)          791       (1,980)
   Foreign                                200           765          (16)
                                     -------------------------------------
                                          246        (3,988)      (8,884)
                                     -------------------------------------
Total provision                       $90,337       $94,874      $73,614
                                     =====================================

A reconciliation of the provision for income taxes at the Federal statutory rate to the Company's consolidated tax provision follows for the years ended January 31 (in thousands):

                                       1996           1995          1994
                                     ---------------------------------------

Income tax at statutory rate (35%)    $81,778        $89,926       $69,215
State income taxes,
  net of Federal benefit                7,334          6,769         5,248
Foreign taxes differential                825          1,352          (363)
Tax exempt interest                         -         (2,613)       (3,061)
Amortization of excess costs            4,627          2,237         2,327
Technology under development                -          1,381             -
Nonconsolidated losses                       -           (849)        1,565
Change in valuation allowance          (1,215)             -             -
Other, net                             (3,012)        (3,329)       (1,317)
                                     ---------------------------------------
                                      $90,337        $94,874       $73,614
                                     =======================================

Income tax payments amounted to $56.3 million, $55.3 million and $49.7 million for the years ended January 31, 1996, 1995 and 1994, respectively.

                     CUC International Inc. and Subsidiaries

Note H--Transactions with Related Parties

Ideon

Until his resignation as Chief Executive Office and a director of SafeCard Services, Incorporated ("SafeCard"), a subsidiary of Ideon, on December 19, 1992, Steven J. Halmos, SafeCard's co-founder, provided his services to SafeCard through High Plains Capital Corporation ("HPCC"), a company owned by himself and his brother, Peter Halmos, SafeCard's other co-founder. After that date, Steven
J. Halmos, acting in the capacity of an Advisor on Marketing and Operational Strategy, provided services directly to SafeCard pursuant to a written agreement (as amended and restated as of April 1, 1993, the "Steven J. Halmos Agreement"). On May 26, 1994, SafeCard reached a settlement with Steven J. Halmos to terminate the Steven J. Halmos Agreement and various other agreements between SafeCard and Mr. Halmos that provided for payments to Mr. Halmos of $2 million a year through March 31, 1998. The settlement, which arose in connection with Ideon's management restructuring in April 1994 and a resulting decision to cease using Mr. Halmos' services, resulted in a $4.4 million cash payment to Mr. Halmos and charge to fiscal 1995 earnings. Subsequent to his termination Mr. Halmos exercised options to purchase 3.9 million shares of Ideon's common stock (approximately 1.5 million equivalent shares of Common Stock). Shareholders' equity increased $37.8 million resulting from the exercise of such options and the related tax benefit.

In September 1994, Ideon acquired Wright Express. Ideon's former Chairman and Chief Executive Officer, Paul G. Kahn, was a director of Wright Express prior to its acquisition by Ideon. During negotiations between Ideon and Wright Express, Mr. Kahn did not attend any meetings or participate in any discussions of the Board of Directors of Wright Express and abstained from voting on the acquisition by Ideon's Board of Directors.

SafeCard markets its CreditLine product pursuant to an agreement (as amended, the "CreditLine Agreement") with CreditLine Corporation ("CLC"), a corporation owned by Steven J. Halmos and Peter Halmos, and their families. The CreditLine Agreement grants SafeCard an exclusive license to market CreditLine through certain credit card issuers (including all issuers with which SafeCard has contractual relationships) and provides that profits and losses, if any, are shared equally between CLC and SafeCard. The CreditLine Agreement is the subject of litigation as described in Note I.

Sierra

In July 1996, the Company acquired Sierra. The Company's Chairman and Chief Executive Officer, Walter A. Forbes, was a director of Sierra prior to its acquisition by the Company (the "Sierra Merger"). During negotiations between the Company and Sierra, Mr. Forbes did not participate in any meetings or deliberations of Sierra's Board of Directors with respect to the Sierra Merger and abstained from the vote of the Board of Directors of the Company to approve the Sierra Merger agreement.

Note I--Commitments and Contingencies

Rental expense under operating leases amounted to $37.6 million, $27.7 million and $24 million for the years ended January 31, 1996, 1995 and 1994, respectively. These leases provide for normal escalation charges in addition to the base rental. At January 31, 1996, the minimum rental commitments under non-cancelable operating leases with initial or remaining terms of more than one year aggregated $153.8 million ($33.9 million for 1997, $29.7 million for 1998, $24.1 million for 1999, $19 million for 2000, $15.2 million for 2001 and $31.9 million thereafter).

                     CUC International Inc. and Subsidiaries

Note I--Commitments and Contingencies (continued)

The Company has a Savings Incentive Plan ("Savings Plan") for all eligible employees which qualifies as a 401(k) plan. Effective July 1, 1994, Entertainment's Employee Stock Ownership Plan was merged into the Savings Plan. The Savings Plan provides that a participant may contribute up to 15% of his or her annual salary, subject to limitations, while the Company will contribute up to $61 per pay period for the first $92 contributed by a participant. Davidson's 401(k) plan covers eligible employees who elect to participate and Davidson has the discretion to make contributions to this plan, which vest based on length of service. The Company's contributions to the Savings Plan and Davidson's contributions to its 401(k) plan for fiscal 1996, 1995 and 1994 aggregated $4.1 million, $3.2 million and $2.2 million, respectively.

Ideon

At January 31, 1996, Ideon was defending or prosecuting claims in thirteen complex lawsuits, twelve of which involved Peter Halmos, former Chairman of the Board and Executive Management Consultant to SafeCard, and various parties related to him as adversaries. Peter Halmos is also a plaintiff in three other lawsuits, one against a former officer, one against a director of Ideon and one against SafeCard's outside counsel, in which neither SafeCard nor Ideon have been named as defendant. The thirteen cases in which Ideon or its subsidiaries is a party are as follows:

A suit initiated by Peter Halmos, related entities, and Myron Cherry (a former lawyer for SafeCard) in April 1993 in Cook County Circuit Court in Illinois against SafeCard and one of Ideon's directors, purporting to state claims aggregating in excess of $100 million, principally relating to alleged rights to "incentive compensation," stock options or their equivalent, indemnification, wrongful termination and defamation. On February 7, 1995, the court dismissed with prejudice Peter Halmos' claims regarding alleged rights to "incentive compensation," stock options or their equivalent, wrongful termination and defamation. Mr. Halmos has appealed this ruling. SafeCard has filed an answer to the remaining indemnification claims. Its obligation to file an answer to the claims of Myron Cherry have been stayed pending settlement discussions. On December 28, 1995, the court stayed Halmos' indemnification claims pending resolution of a declatory judgment action filed by Ideon in Delaware Chancery Court.

A suit which seeks monetary damages and certain equitable relief filed by SafeCard in August 1993 in Laramie County Circuit Court in Wyoming against Peter Halmos and related entities alleging that Peter Halmos dominated and controlled SafeCard, breached his fiduciary duties to SafeCard, and misappropriated material non-public information to make $48 million in profits on sales of SafeCard stock. In March 1994, Mr. Halmos and related entities filed a counterclaim in which claims were made of conspiracy in restraint to trade, monopolization and attempted monopolization, unfair competition and restraint of trade, breach of contract for indemnity and intentional infliction of emotional distress. SafeCard's motion to sever the conspiracy, monopolization and restraint of trade claims was granted in May 1994. The claims for the conspiracy, monopolization, restraint of trade and unfair competition were dismissed without prejudice in June 1994. On April 12, 1995, the trial court granted the motion of Mr. Halmos and certain related entities to amend their counterclaims. The amended counterclaims include claims for indemnification for legal expenses incurred in the action and a claim that SafeCard's contract with CreditLine should be rescinded. On April 19, 1995, the trial court granted Mr. Halmos' motion for summary judgment that certain of SafeCard's claims against him were barred by the statute of limitation. On March 14, 1996, the Wyoming Supreme Court reversed the trial court's ruling that certain of SafeCard's claims were barred by the statute of limitations. Pursuant to the Court's order of July 31, 1996, the action has been abated to permit the parties to engage in settlement negotiations.

                     CUC International Inc. and Subsidiaries

Note I--Commitments and Contingencies (continued)

A suit seeking monetary damages by Peter Halmos, purportedly in his name and in the name of CreditLine Corporation and Continuity Marketing Corporation against SafeCard, one of its officers and three of Ideon's directors in United States District Court in the Southern District of Florida, in September 1994 purporting to state various tort claims, state and federal antitrust claims and claims of copyright infringement. The claims principally relate to the allegation by Peter Halmos and his companies that SafeCard has taken action to prevent him from being a successful competitor. All discovery in the case has been stayed pending a ruling on a motion to dismiss filed by SafeCard, its officer and Ideon's directors. On August 16, 1995, the United States Magistrate Judge filed a Report and Recommendation that the case be dismissed. The parties have filed various beliefs and memoranda in response to this Report. On January 4, 1996, the Magistrate recommended ruling that the statute of limitations was tolled during pendency of the case in federal court and the plaintiffs' state law claims were thus not time-barred. Defendants have filed an objection to this recommendation.

A suit seeking monetary damages by Peter Halmos, as trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and the Halmos Foundation, Inc. individually and certain other named parties on behalf of themselves and all others similarly situated against SafeCard, one of its officers, one of its former officers and three of Ideon's directors in the United States District Court for the Southern District of Florida in December 1994. This litigation involves claims by a putative class of sellers of SafeCard Stock for the period January 11, 1993 through December 8, 1994 for alleged violations of the federal and states securities laws in connection with alleged improprieties in SafeCards' investor relations program. The complaint also includes individual claims made by Peter Halmos in connection with the sale of stock by two trusts controlled by him. SafeCard and the individual defendants have filed a motion to dismiss. There has been limited discovery on class certification and identification of "John Doe" defendant issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September 9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations.

A suit seeking monetary damages and injunctive relief by LifeFax, Inc. and Continuity Marketing Corporation, companies affiliated with Peter Halmos, in the State Circuit Court in Palm Beach County, Florida in April 1995 against Ideon, Family Protection Network, Inc., SafeCard, one of Ideon's directors and Ideon's Chief Executive Officer purporting to state various statutory and tort claims. The claims principally relate to the allegation by these companies that SafeCard's Early Warnings Service and Family Protection Network were conceived and commercialized by, among others, Peter Halmos and have been improperly copied. An amended complaint filed on June 14, 1995 seeking monetary damages adds to the prior claims certain claims by Nicholas Rubino that principally relate to the allegation that SafeCard's Pet Registration Product was conceived by Mr. Rubino and has been improperly copied. The Company has filed an appropriate answser.

                     CUC International Inc. and Subsidiaries

Note I--Commitments and Contingencies (continued)

A suit seeking monetary damages and declaratory relief by Peter Halmos, individually and as trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and by James B. Chambers, individually and on behalf of himself and all others similarly situated against Ideon, SafeCard, each of the members of Ideon's Board of Directors, three non-board member officers of Ideon, Ideon's previous outside auditor and one of Ideon's outside counsel in the United States District Court for the Southern District of Florida in June 1995. The litigation involves claims by a putative class of purchasers of Ideon stock between December 14, 1994 and May 25, 1995 and on behalf of a separate class of all record holders of SafeCard stock as of April 27, 1995. The putative class claims are for alleged violations of the federal securities laws, for alleged breach of fiduciary duty and alleged negligence in connection with certain matters voted on at the Annual Meeting of SafeCard stockholders held on April 27, 1995.
Ideon and the individual defendants have filed a motion to dismiss these claims. There has been limited discovery on class certification issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September 9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations.

A purported shareholder derivative action initiated by Michael P. Pisano, on behalf of himself and other stockholders of SafeCard and Ideon against SafeCard, Ideon, two of their officers, and Ideon's directors in United States District Court, Southern District of Florida. This litigation involves claims that the officers and directors of SafeCard have improperly refused to accede Peter Halmos' litigation and indemnification demands against Ideon. Ideon and the individual defendants have filed motions to dismiss the first amended complaint. On September 29, 1995, Pisano filed a second amended complaint which made additional allegations of waste and mismanagement against Ideon's officers and directors in connection with the Family Protection Network and PGA Tour Partner products. On December 26, 1995, Ideon filed motions to dismiss the Second Amended Complaint. On June 4 and June 19, 1996, orders were entered dismissing plaintiff's claims with prejudice for failure to join an indispensable party, Peter Halmos. On June 27, 1996, plaintiff filed a notice of appeal.

A suit seeking monetary damages filed by Peter Halmos against SafeCard, one of its directors, its former general counsel, and its legal counsel in the Circuit Court, Fifteenth Judicial Circuit, in and for Palm Beach County, Florida on August 10, 1995. This litigation involves claims by Peter Halmos for breach of fiduciary duty and constructive fraud, fraud, and negligent misrepresentation and is based on allegations arising out of the resolution of a shareholder class action lawsuit in 1991 and SafeCard's subsequent filing of an action against Halmos and his related companies in Wyoming in 1993. Plaintiff filed an amended complaint on June 26, 1996 and on July 11, 1996 the Company moved to dismiss plaintiff's amended complaint or in the alternative to stay the action.

A declaratory judgment action by Ideon and its directors against Peter Halmos in Delaware Chancery Court, New Castle County. This action seeks a declaration regarding Ideon's advance indemnification obligations, if any, to Peter Halmos in connection with his many lawsuits. Halmos filed a motion to dismiss on jurisdictional grounds on November 17, 1995. Ideon filed a brief in opposition and an amended complaint on February 14, 1996. On April 22, 1996, Halmos filed an answer and amended counterclaims in which High Plains Capital Corporation ("High Plains") and Halmos Trading & Investment Company ("Halmos Trading") were added as additional parties. The amended counterclaims seek advancement and/or indemnification for Halmos, High Plains and Halmos Trading for certain litigations and an IRS investigation. The amended counterclaims also seek recovery against individual defendant directors based on allegations they willfully and unjustly denied Halmos indemnification and/or advancement.

                     CUC International Inc. and Subsidiaries

Note I--Commitments and Contingencies (continued)

A suit by High Plains against Ideon, SafeCard, two of its directors and The Dilenschneider Group, Inc. in Circuit Court in Palm Beach County, Florida. This litigation involves claims by High Plains for certain incentive compensation arising out of Halmos' affiliation with SafeCard. The complaint includes claims for breach of written agreements regarding additional services and expenses, an alternative claim for quantum meruit based on written agreement and a count for tortious interference with advantageous business relationship. Ideon filed a motion for final summary judgment. Discovery has been stayed pending a ruling on this motion.

A suit filed by High Plains against Ideon and SafeCard in Circuit Court in Broward County, Florida. This litigation involves claims by High Plains for alleged breach of oral contract, alleged violation of Florida's Uniform Trade Secrets Act, alleged misappropriation of trade secrets and for declaration that certain alleged trade secrets are property of High Plains. Ideon filed motions to dismiss and to transfer on December 15, 1995.

A suit by Peter Halmos, purportedly in the name of Halmos Trading, seeking monetary damages and specific performance against SafeCard, one of its former officers and one of Ideon's directors in Circuit Court in Broward County, Florida, making a variety of claims related to the contested lease of SafeCard's former Ft. Lauderdale headquarters. SafeCard had vacated the building, ceased making payments related to such lease and had filed counterclaims. On March 25, 1996, the parties entered into a Settlement Agreement under which Ideon made a payment of $3.8 million to settle all claims currently pending or previously brought in this lawsuit.

A suit by Lois Hekker on behalf of herself and all others similarly situated seeking monetary damages against Ideon and its former Chief Executive Officer in the United States District Court for the Middle District of Florida on July 28, 1995. The litigation involves claims by a putative class of purchasers of Ideon stock for the period April 25, 1995 through May 25, 1995 for alleged violation of the federal securities laws in connection with statements made about Ideon's business and financial performance. Defendants filed a motion to dismiss on October 2, 1995. On January 3, 1996, the court stayed all merits discovery pending rulings on the motion to dismiss and on the plaintiff's motion for class certification. On August 19, 1996, the court denied the Company's motion to dismiss. The Company's answer is currently scheduled to be filed on September 23, 1996.

A suit by First Capital Partners, Thomas F. Frist III and Patricia F. Elcan against Ideon and two of its employees in the United States District Court for the Southern District of New York. The litigation involves claims against Ideon, its former CEO and its Vice President of Investor Relations for alleged material misrepresentations and omissions in connection with announcements relating to Ideon's expected earnings per share in 1995 and its new product sales, which included the PGA Tour Card Program, Family Protection Network and Collections of the Vatican Museums. On July 15, 1996, Ideon filed a motion to dismiss.

As noted in Note B, the Company will establish a reserve upon the Ideon merger related, in part, to these litigation matters. The Company is also involved in certain other claims and litigation arising from the ordinary course of business, which are not considered material to the operations of the Company.

Note J--Cost Related to Products Abandoned and Restructuring - Ideon

Included in costs related to products abandoned and restructuring in the Supplemental Consolidated Statement of Income for the year ended January 31, 1996, are special charges totaling $43.8 million, net of recoveries, related to the abandonment of certain new product developmental efforts and the related impairment of certain assets and the restructuring of the SafeCard division of Ideon and the Ideon corporate infrastructure as discussed below. The original charge of $45 million was composed of accrued liabilities of $36.2 million and asset impairments of $8.8 million. In December 1995 Ideon recovered $1.2 million of a $3.9 million deposit included in the above charges. Also included in costs related to products abandoned and restructuring are marketing and operational costs incurred for products abandoned of $53.2 million.

                     CUC International Inc. and Subsidiaries

Note J--Cost Related to Products Abandoned and Restructuring - Ideon

The components of the product abandonment and related liabilities as of January 31, 1996 are as follows (in thousands):

                                       Fiscal 1996                    Balance at
                                        Provisions      Activity       1/31/96
                                      ------------------------------------------

Severance and other employee costs       $14,960        $  8,950      $  6,010
Costs to terminate equipment
  and facilities leases                    9,593           2,656         6,937
Liability for contract impairments         8,400           1,000         7,400
Other costs                                3,295           2,846           449
                                      ------------------------------------------
                                         $36,248         $15,452       $20,796
                                      ==========================================

The balance of the product abandonment and related liabilities at January 31, 1996 is included in accrued expenses and represents Ideon's best estimate of the amounts expected to be incurred with respect to its product abandonment and restructuring efforts. The amounts that will ultimately be paid could differ from the amounts included in the product abandonment and related liabilities estimate. Ideon anticipates completion of the majority of the actions related to the product abandonment and restructuring during fiscal 1997.

During fiscal 1996, the following costs related to products abandoned and restructuring were incurred. In early 1995, Ideon launched an expanded PGA TOUR Partners program that provided various benefits to members. Consumer response rates after the launch were significantly less than Ideon management's expectations, the product as configured was deemed not economically viable and a charge of $18 million was incurred associated with the abandonment of the product marketing including employee severance payments (approximately 130 employees), costs to terminate equipment and facilities leases, costs for contract impairments and write-downs taken for asset impairments. In September 1995, after a period of product redesign and test marketing, Ideon discontinued its PGA TOUR Partners credit card servicing role and recorded a charge of $3.6 million for costs associated with the abandonment of this role, including employee severance payments (approximately 60 employees), costs to terminate equipment and facilities leases and the recognition of certain commitments. In April 1995, Ideon launched a nationwide child registration and missing child search program. Consumer response rates after the launch were significantly less than Ideon management's expectations and a charge of $9 million was incurred to cover severance payments (approximately 100 employees), costs to terminate equipment and facilities leases and write-down taken for asset impairments. As a result of the discontinuance of these products, Ideon undertook an overall restructuring of its operations and incurred charges of $7.2 million to terminate operating leases and write-down assets to realizable value, $3 million for restructuring its SafeCard division and $4.2 million for restructuring its corporate infrastructure.

During fiscal 1995, costs related to products abandoned and restructuring were incurred when Ideon reorganized its operations and named a new senior management team, resulting in $7.9 million of charges for various severance agreements and a lease termination.

Note K--Sale of The ImagiNation Network - Sierra

The operating activities of The ImagiNation Network, Inc. ("INN") were consolidated with those of Sierra through July 26, 1993. On July 27, 1993, Sierra sold 42% of INN's voting stock and reduced its ownership interest to 58% and reduced its voting control such that Sierra recorded its liquidation preference in excess of recorded book value as shareholders' equity.

                     CUC International Inc. and Subsidiaries

Note K--Sale of The ImagiNation Network - Sierra (continued)

In December 1994, Sierra sold its remaining equity interest in INN to AT&T and recorded a gain of $19.7 million. Sierra also entered into a multi-year publishing agreement with AT&T for Sierra to provide content for INN.
The publishing agreement provides for AT&T to fund up to $4 million of Sierra's development expenditures under an existing publishing agreement and up to $23 million of Sierra's development expenditures, subject to certain limitations, through non-refundable royalty advances. The non-refundable royalty advances are reflected net of research and development expense. Non-refundable royalty advances from AT&T for the years ended January 31, 1996 and 1995 were $3.8 million and $1.6 million, respectively.

Note L--Business Segments

Business segment data consists of the following at or for the years ended January 31 (in thousands):

                                      1996            1995            1994
                                 ----------------------------------------------
Revenues:
   Membership services             $1,629,829      $1,363,561      $1,143,191
   Software                           305,403         191,050         135,473
                                 ----------------------------------------------
                                   $1,935,232      $1,554,611      $1,278,664
                                 ==============================================
Operating Profit:
   Membership services             $  184,699      $  218,145      $  194,002
   Software                            40,928          30,849           1,096
                                 ----------------------------------------------
                                   $  225,627      $  248,994      $  195,098
                                 ==============================================
Identifiable Assets:
   Membership services             $1,803,577      $1,566,186      $1,274,693
   Software                           264,619         205,936         113,500
                                 ----------------------------------------------
                                   $2,068,196      $1,772,122      $1,388,193
                                 ==============================================
Capital Expenditures:
   Membership services             $   53,048      $   29,809      $    9,631
   Software                            10,100           9,752           4,698
                                 ----------------------------------------------
                                   $   63,148      $   39,561      $   14,329
                                 ==============================================
Depreciation and Amortization:
   Membership services             $   40,358      $   27,683      $   26,901
   Software                             9,378          15,780          13,410
                                 ----------------------------------------------
                                   $   49,736      $   43,463      $   40,311
                                 ==============================================

Note M--Subsequent Events

During February 1996, Ideon acquired all of the outstanding capital stock of United Bank Services ("UBS") for $18.3 million. UBS is a provider of value-added products and services through a diverse group of financial institutions. In connection with this acquisition, Ideon recorded $14.7 million in the excess of cost over net assets acquired and $4.4 million in contract renewal rights. The UBS purchase agreement provides that the former shareholders of UBS are eligible to receive additional payments over the next three years, not to exceed $22 million in the aggregate, based on the achievement of certain objectives. This acquisition was accounted for in accordance with the purchase method of accounting and, accordingly, its results of operations will be included in the consolidated results of operations from the date of acquisition.

                     CUC International Inc. and Subsidiaries

Note M--Subsequent Events (continued)

During March 1996, Davidson acquired all of the outstanding capital stock of Condor, Inc. (subsequently renamed "Blizzard North"), a developer of entertainment software. This acquisition was accounted for in accordance with the pooling-of-interests method of accounting. However, the Company's financial statements have not been restated for the Blizzard North merger as it did not impact the Company's operations significantly.

In February 1996, Wright Express entered into a new revolving credit facility agreement replacing its previous revolving line of credit. The new credit facility has an available line of $75 million of which $50 million may be used to finance working capital requirements and for general corporate purposes and $25 million may be used for acquisition financing. The new credit facility expires December 1, 1998. Interest on the outstanding borrowings is computed, at the option of Wright Express, under various methods including the bank's prime rate or LIBOR plus 0.75%. Borrowings are secured by substantially all assets of Wright Express.

The Company's fiscal 1990 recapitalization included establishment of a restricted stock plan designed to compensate and retain key employees of the Company. During July 1996, 910,000 restricted shares of Common Stock were granted with a fair value on the date of grant of $30.5 million, which amount was deducted from shareholders'equity and is being amortized over the vesting period.

Note N--Quarterly Results of Operations (unaudited)

(Dollar amounts in thousands, except per common share amounts)

The quarterly results of operations have been restated to reflect the poolings-of-interests transactions with the Fiscal 1997 Pooled Entities discussed in Note B.

                                    First      Second       Third      Fourth
Restated:                          Quarter     Quarter     Quarter     Quarter
- ---------                         ----------------------------------------------

Fiscal 1996
   Total revenues                  $430,659    $466,048    $492,556    $545,969
   Income (loss) before
     income taxes                    62,270      (1,756)     71,989     102,809
   Net income (loss)                 38,304      (2,368)     43,399      65,640
   Net income (loss)
     per common share                   .15        (.01)        .16         .25

Fiscal 1995
   Total revenues                  $340,230    $375,305    $413,228    $425,848
   Income before income taxes        51,303      51,440      91,988      62,200
   Net income                        33,191      30,122      61,389      39,355
   Net income per common share          .13         .12         .24         .15

                     CUC International Inc. and Subsidiaries

Note N--Quarterly Results of Operations (unaudited) (continued)

The fourth quarter of fiscal 1996 includes $5.2 million ($4.2 million or $.02 per common share after-tax effect) of merger costs incurred in connection with the acquisition of Advance Ross. The first, second, third and fourth quarters of fiscal 1996 include $8.1 million, $73.1 million, $16.4 million and ($.6 million), respectively, of Ideon's costs related to products abandoned and restructuring.

                                   First      Second       Third       Fourth
Prior to restatement:             Quarter     Quarter     Quarter      Quarter
- ---------------------            -----------------------------------------------

Fiscal 1996
   Total revenues                 $325,114    $347,759    $364,143     $377,948
   Income before income taxes       59,047      67,029      71,821       68,446
   Net income                       36,046      41,692      43,021       42,615
   Net income per common share         .19         .21         .22          .22

Fiscal 1995
   Total revenues                 $270,303    $288,143    $304,249     $320,201
   Income before income taxes       45,876      48,922      53,342       53,645
   Net income                       27,969      29,948      33,211       33,438
   Net income per common share         .15         .16         .17          .18